EXHIBIT 10.3



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                          INVENTORY PURCHASE AGREEMENT

                                      among

                               KAV INVENTORY, LLC,

                             AVIATION SALES COMPANY

                                       and

                  AVIATION SALES DISTRIBUTION SERVICES COMPANY


                                  -------------



                               September 20, 2000








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

                          INVENTORY PURCHASE AGREEMENT

         This Inventory Purchase Agreement (this "Agreement") is entered into as of September 20, 2000 among KAV Inventory, LLC, a limited liability company organized under the laws of the state of Delaware ("KAV"), Aviation Sales Company, a Delaware corporation ("AVS"), and Aviation Sales Distribution Services Company, a Delaware corporation (the "Company").

                                    RECITALS

         The Company is engaged in the redistribution of aircraft engines, aircraft parts and aircraft engine parts through sale, lease and exchange transactions (the "Business"). Contemporaneous with the execution of this Agreement, Kellstrom Industries, Inc., a Delaware corporation and a 50% owner of KAV ("Kellstrom"), is entering into an asset purchase agreement with AVS and the Company pursuant to which Kellstrom will purchase substantially all of the Company's business, operations, properties and assets, other than the Company's inventory being purchased hereunder. In connection therewith, KAV desires to purchase, and the Company desires to sell, substantially all of the Company's inventory on the terms and subject to the conditions contained in this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act (as hereinafter defined), as in effect on the date hereof.

                  "Asset Purchase Agreement" means that certain Asset Purchase Agreement among Kellstrom, the Company and AVS, a copy of which is attached as Exhibit A hereto.

                  "AVS Accountants" means Arthur Andersen LLP.

                  "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in Miami, Florida.

                  "Code" means the Internal Revenue Code of 1986 as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Confidential Information" means any confidential, proprietary or non-public information relating to the Purchased Inventory, whether written or oral, tangible or intangible, including, without limitation, any trade secrets, know-how, information relating to the history, condition and status, cost basis, pricing information, the identity and background of any customer, prospect or supplier and any other information which is to be treated as confidential because of any obligation owed by the Company to a third party.

                  "Consignment Agreement" means that certain Consignment Agreement between KAV and Kellstrom in the form of Exhibit B attached hereto.

                  "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, lease agreement, exchange agreement, license agreement, instrument, purchase or sales order, commitment, undertaking or obligation, in each case, whether written or oral, express or implied.

                  "Cooperation Agreement" means that certain Cooperation Agreement between Kellstrom, AVS and the Company in the form of Exhibit C attached hereto.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Familial Affiliate" with respect to any person means any person who is a member of the immediate family of such person or any entity in which any such person has any beneficial interest.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

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                  "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

                  "Identified Customer" means (a) any customer which has committed in writing to purchase from the Company specified inventory within ten (10) days after such inventory is made available for purchase by the Company, or (b) any customer which has committed in writing to purchase from the Company maintenance and repair services from AVS or its Affiliates for which work will begin within ten (10) days from the date of such commitment and will end within the thirty (30) day period thereafter.

                  "Independent Accountants" means (a) Deloitte & Touche L.L.P. or (b) if Deloitte & Touche L.L.P. is unable or unwilling to serve or ceases to be an Independent Firm (as hereinafter defined), any other firm of independent certified public accountants of national reputation which has not performed services for Kellstrom or AVS or any of their respective Affiliates during the preceding three (3) year period (an "Independent Firm"), which is selected by KAV and AVS (or if they cannot agree, by the KAV Accountants and AVS Accountants).

                  "IRS" means the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

                  "KAV Accountants" means the firm of independent certified public accountants of national reputation which is engaged to perform the annual audit of the financial statements of KAV.

                  "KAV Operating Agreement" means that certain Operating Agreement of KAV entered into between Kellstrom and AVS in connection with the organization of KAV.

                  "KAV Senior Subordinated Adjustment Notes" means those certain Senior Subordinated Adjustment Notes issued by KAV in the form of Exhibit D attached hereto in the original principal amount determined in accordance with this Agreement and bearing interest at

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                  the rate of 14% per annum, which shall be senior in right of payment to the KAV Senior Subordinated Note - A, the KAV Senior Subordinated Note- B and the KAV Subordinated Note and junior in right of payment to the Senior Credit Facility.

                  "KAV Senior Subordinated Note - A" means that certain Senior Subordinated Note - A issued by KAV in favor of the Company in the form of Exhibit E attached hereto in an original principal amount determined in accordance with this Agreement and bearing interest at the rate of 14% per annum, which shall be senior in right of payment to the KAV Subordinated Note, parri passu in right of payment to KAV Senior Subordinated Note-B and junior in right of payment to the Senior Credit Facility and the KAV Senior Subordinated Adjustment Note.

                  "KAV Senior Subordinated Note - B" means that certain Senior Subordinated Note - B issued by KAV in favor of the Company in the form of Exhibit F attached hereto in an original principal amount determined in accordance with this Agreement and bearing interest at the rate of 14% per annum, which shall be senior in right of payment to the KAV Subordinated Note, parri passu in right of payment to KAV Senior Subordinated Note-A and junior in right of payment to the Senior Credit Facility and the KAV Senior Subordinated Adjustment Note.

                  "KAV Subordinated Note" means that certain Subordinated Note issued by KAV to the Company in the form of Exhibit G attached hereto in an original principal amount determined in accordance with this Agreement and bearing interest at the rate of 14% per annum, which shall be junior in right of payment to the KAV Senior Subordinated Note-A, the KAV Senior Subordinated Note-B, Senior Credit Facility and the KAV Senior Subordinated Adjustment Note.

                  "Kellstrom Accountants" means KPMG LLP.

                  "Knowledge" with respect to any Person means the knowledge of any officer of such Person who has responsibility for the day-to-day oversight of the area of operations covered by the Section of this Agreement in which the term "Knowledge" is used, in each case, after due and diligent inquiry.

                  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order,

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                  decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)," with respect to any Person, means a change (or effect) in condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business of such Person which change (or effect), individually or in the aggregate, is materially adverse to such condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business.

                  "Orderly Liquidation Value" shall have the meaning ascribed to it in the Senior Credit Facility.

                  "Ordinary Course of Business" with respect to any Person means actions taken by such Person consistent with the past practices of such Person in the ordinary course of the normal day-to-day business of such Person.

                  "Permitted Liens" means Liens arising by operation of law, including, without limitation, materialmen's, mechanic's, workmen's and repairmen's Liens, in each case, securing Assumed Liabilities (as such term is defined in the Asset Purchase Agreement).

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Senior Credit Facility" means that certain credit facility to be made available to KAV by Bank of America, N.A., individually and as agent for certain other banks party thereto, pursuant to the Bank of America Commitment Letter.

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                  "Subsidiary of AVS" means any Person in which AVS or any
                  Subsidiary of AVS (i) directly or indirectly owns (beneficially or of record) or has the power to vote fifty percent (50%) or more of the outstanding voting stock or other equity interests, or (ii) otherwise controls the management or operation.

                  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to any Governmental Authority in connection with or with respect to the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirements relating to any Tax.

                  "Taxes" means all taxes, including, but not limited to, income, value added, excise, property, sales, franchise, intangible, withholding, gift, escheat, payroll, social security and unemployment taxes, levies, assessments, tariffs, duties (including customs duties), deficiencies or other fees, imposed, assessed or collected by or under the authority of any Governmental Authority, or payable pursuant to any tax sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty (including customs duties), deficiency or other fee, and any related charge or amount, including, but not limited to, any fine, penalty, interest or additional tax.

                  "Threatened" means any demand or statement that has been made in writing or any notice that has been given in writing in connection with a claim, charge, proceeding, dispute, action or other matter.

         1.2      Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) All terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall, except as expressly set forth herein, be determined in accordance with GAAP applied on a basis consistent with prior periods.

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                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                  (e) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (f) Whenever this Agreement provides for a payment to be made by any party, such payment shall be made by wire transfer of immediately available United States funds.

                  (g) When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.

                                   ARTICLE II

                         PURCHASE AND SALE OF INVENTORY

         2.1 Purchased Inventory. Subject to the terms and conditions of this Agreement, the Company agrees to and will at the Closing (as hereinafter defined) sell, convey, transfer, assign and deliver to KAV, and KAV shall purchase, the Purchased Inventory (as hereinafter defined), free and clear of any Liens (other than Permitted Liens), for the consideration set forth in
Section 2.3 below. For purposes of this Agreement, the Purchased Inventory shall mean the Company's properties and assets set forth below, wherever located, as shall exist on the Closing Date (as hereinafter defined), whether or not appearing on the Current Balance Sheet (as hereinafter defined):

                  (a) all inventory of the Company existing on the Closing Date, including without limitation, the inventory of aircraft engines, aircraft parts and aircraft engine parts set forth on Schedule 2.1(a) to the extent that any such inventory has not been sold or otherwise disposed of by the Company following the date hereof and prior to the Closing Date in compliance with the terms of this Agreement; and

                  (b) all data, records and other documentation in any media or medium relating to the inventory referred to in clause (a) above.

         2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2.1, the Purchased Inventory shall not include the following assets of the Company: (a) the "Purchased Assets" as that term is defined in the Asset Purchase Agreement, and (b) the inventory and related data, records and other documentation (in any media or medium) identified on Schedule 2.2 hereto (collectively, the "Excluded Assets").

         2.3 Purchase Price. In full consideration for the performance by AVS and the Company of their obligations under this Agreement (including, without limitation, the covenants set forth in

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Section 6.8 below) and the covenants contained in the Non-Competition Agreement
(as hereinafter defined) and the transfer and delivery to KAV of the Purchased Inventory, KAV agrees, subject to the terms, conditions and limitations set forth in this Agreement, (a) to pay the Cash Purchase Price (as hereinafter defined) in the amount set forth below, (b) to deliver the KAV Senior Subordinated Note - A and the KAV Senior Subordinated Note - B, each in the original principal amount set forth below, (c) to deliver the KAV Subordinated
Note in the original principal amount set forth below and (d) if applicable, to deliver the KAV Senior Subordinated Adjustment Notes in the original principal amounts set forth below. The Purchase Price shall be an amount equal to ninety-one percent (91%) of the Adjusted Book Value (as hereinafter defined) of the Purchased Inventory as of the Closing Date. For purpose hereof, the "Adjusted Book Value" shall mean the book value of the Purchased Inventory as determined in accordance with GAAP consistent with past practice (other than the omission of footnotes thereto which are required to be included therein in accordance with GAAP), including, without limitation, the establishment of reserves in accordance with GAAP consistent with the past policies and methodologies applied by the Company in connection with the establishment of such reserves.

         2.4 Payment of Estimated Purchase Price. At least two days prior to the Closing Date, KAV and the Company shall estimate by mutual agreement the amount of the Purchase Price based upon the books and records of the Company (the "Estimated Purchase Price"). At the Closing, KAV shall pay to the Company the Estimated Purchase Price (the "Closing Date Payment") as follows:

                  (i) an amount equal to the maximum amount which may be borrowed by KAV on the Closing Date under the Senior Credit Facility to purchase the Purchased Inventory (the "Cash Purchase Price") (which the parties acknowledge shall not exceed seventy one percent (71%) of the Estimated Purchase Price) in cash by wire transfer of immediately available funds;

                  (ii) the KAV Senior Subordinated Note - A and the KAV Senior Subordinated Note - B, each in the original principal amount equal to the lesser of (a) 28.5% of the difference between the Adjusted Book Value of the Purchased Inventory and the amount of the Cash Purchase Price, and (b) Twenty Million Dollars ($20,000,000); and

                  (iii) the KAV Subordinated Note in the original principal amount equal to the difference between (a) the Estimated Purchase Price, and (b) the sum of the Cash Purchase Price, the original principal amount of the KAV Senior Subordinated Note - A and the original principal amount of the KAV Senior Subordinated Note
                           - B.

         2.5 Purchase Price Adjustment.

                  (a) Within ninety (90) days following the Closing Date, KAV shall prepare and deliver to AVS and the Company a certificate verified as to accuracy by the Managers of KAV

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appointed by Kellstrom (the "Actual Purchase Price Certificate") setting forth the Purchase Price (the "Actual Purchase Price").

                  (b) Within sixty (60) days after the Actual Purchase Price Certificate is delivered to AVS and the Company, AVS and the Company shall give written notice to KAV setting forth in detail any objection to the Actual Purchase Price reflected in the Actual Purchase Price Certificate. If AVS and the Company shall fail to provide such notice to KAV of its objection to the Actual Purchase Price reflected in the Actual Purchase Price Certificate, then the determination of the Actual Purchase Price by KAV as reflected in the Actual Purchase Price Certificate shall be final and binding on the parties hereto.

                  (c) If within such sixty (60) day period following delivery of the Actual Purchase Price Certificate, AVS and the Company shall give written notice of its objection to KAV, KAV, on the one hand, and AVS and the Company on the other hand, shall use reasonable and good-faith efforts to resolve any such objection within the thirty (30) day period following the receipt of the notice of objection (the "Resolution Period"). If the parties shall reach agreement on the objections of AVS and the Company, then the Actual Purchase Price as agreed to by the parties shall become the Actual Purchase Price for purposes of this Agreement. If the parties are unable to reach agreement on the objections of AVS and the Company within the Resolution Period, then the matter shall be submitted as soon as practicable to the Independent Accountants for determination of the Actual Purchase Price. If the parties shall submit the determination of the Actual Purchase Price to the Independent Accountants, then the determination of the Independent Accountants shall be final and binding on the parties and such amount shall become the Actual Purchase Price for purposes of the remainder of this Agreement. The parties (and their professional advisors) shall cooperate with one another in furtherance of determining the Actual Purchase Price, and the parties shall make reasonably available their books and records and technically available relevant computerized reports and reasonably available personnel in furtherance of making such determination. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses. The cost and expense of the Independent Accountants shall be shared equally between KAV, on the one hand, and AVS and the Company, on the other hand.

                  (d) If the Estimated Purchase Price is greater than the Actual Purchase Price, then within five (5) Business Days following receipt of the Actual Purchase Price Certificate or, if disputed, within five (5) Business Days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, (i) the Company shall repay to KAV (for repayment to the lenders under the Senior Credit Facility) the difference between the Estimated Purchase Price and the Actual Purchase Price, such amount to be repaid in cash (the "Cash Difference"), (ii) KAV shall issue to the Company and Kellstrom the KAV Senior Subordinated Adjustment Notes in an aggregate original principal amount equal to the difference between (a) the Cash Difference and (b) the difference between the Cash Purchase Price and the amount which would have been paid to the Company at Closing pursuant to Section 2.4(i) based upon the Adjusted Book Value utilized in determining the Actual Purchase Price, such notes to be allocated between the Company and Kellstrom based upon each of

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their respective pro rata share of the aggregate original principal amounts of the notes referred to in Sections 2.4(ii) and (iii), (iii) each of the principal face amounts of the KAV Senior Subordinated Note - A and the KAV Senior Subordinated Note - B shall be decreased by an amount equal to the KAV Senior Subordinated Adjustment Note issued to Kellstrom pursuant to (ii) above, and
(iv) the principal face amount of the KAV Subordinated Note shall be reduced by an amount equal to the difference between the principal face amount of the KAV Senior Subordinated Adjustment Notes issued to the Company and Kellstrom pursuant to (ii) above. If the Company shall fail to pay such amount when due, then KAV shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem such amount to be KAV Indemnifiable Damages in accordance with Article IX (provided, however, that neither the KAV Indemnification Threshold nor the KAV Indemnification Cap shall be applicable to such amount).

                  (e) If the Actual Purchase Price is greater than the Estimated Purchase Price, then within five (5) Business Days following receipt of the Actual Purchase Price Certificate or, if disputed, within five (5) Business Days following the earlier of the date on which the parties resolve the dispute or the date of determination of the Actual Purchase Price by the Independent Accountants, (i) KAV shall issue to the Company the KAV Senior Subordinated Adjustment Note in the original principal amount equal to 72.68% of the difference between the Adjusted Book Value utilized in determining the Actual Purchase Price and the Adjusted Book Value utilized in determining the Estimated Purchase Price (the "Note Difference"), and (ii) the principal face amount of the KAV Subordinated Note shall be increased by the amount equal to (a) the Actual Purchase Price minus the Estimated Purchase Price minus (b) the Note Difference. If KAV shall fail to issue such notes, then the Company shall have the right (but not the obligation), in addition to any other remedies which it may have, to deem the principal amounts of such notes to be Company Indemnifiable Damages in accordance with Article IX (provided, however, that neither the Company Indemnification Threshold nor the Company Indemnification Cap shall be applicable to such amount).

         2.6 Purchase Price Allocation and Tax Returns. The purchase price as determined for tax purposes only (which includes the amount of cash and other property paid to the Company plus liabilities assumed pursuant to this Agreement) shall be allocated among the Purchased Inventory of the Company and the covenants set forth in Section 6.8 and in the Non-Competition Agreement below by mutual agreement of the parties and shall be reflected in a certificate signed by the parties on the Closing Date (the "Purchase Price Allocation Certificate") (which allocation shall be subject to adjustment by the parties upon the determination of the Actual Closing Date Payment which is made pursuant to Section 2.5). The parties agree that all Tax Returns, including, without limitation, IRS Form 8594, shall be consistent with the allocation set forth on the Purchase Price Allocation Certificate (as adjusted) and none of KAV, AVS and the Company shall take any position which is inconsistent therewith.

         2.7 Excluded Liabilities. The parties expressly agree that KAV shall not assume, agree to pay or otherwise become liable for any obligation or liability of the Company, AVS or any other Person whatsoever.

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         2.8 The Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Inventory (the "Closing") shall take place as promptly as practicable (and in any event within seven (7) Business Days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII, at the offices of Akerman, Senterfitt & Eidson, P.A., Ft. Lauderdale, Florida, or such other time and place as the parties may otherwise agree (the "Closing Date").

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF KAV

         As a material inducement to the Company and AVS to enter into this Agreement and to consummate the transactions contemplated hereby, KAV makes the following representations and warranties to the Company and AVS:

         3.1 Status. KAV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

         3.2 Power and Authority. KAV has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. KAV has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 Enforceability. This Agreement has been duly executed and delivered by KAV and constitutes a legal, valid and binding obligation of KAV, enforceable against KAV in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 No Violation. None of the execution or delivery of this Agreement by KAV, the performance by KAV of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement will (i) contravene any provision of the KAV Operating Agreement and other organizational documents of KAV, each as amended to date, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against KAV, except to the extent that such violation or conflict would not have a Material Adverse Effect on KAV, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against KAV, (iv) result in or require

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

the creation or imposition of any Lien upon or with respect to any of the property or assets of KAV or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by KAV and any filings required to be made by the parties under the HSR Act, if any.

         3.5 No Commissions. KAV has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of, KAV.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF

                               THE COMPANY AND AVS

         As a material inducement to KAV to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and AVS, jointly and severally, make the following representations and warranties to KAV:

         4.1 Corporate Status. Each of the Company and AVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or Threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company or AVS.

         4.2 Power and Authority. Each of the Company and AVS has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company and AVS has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         4.3 Enforceability. This Agreement has been duly executed and delivered by each of the Company and AVS, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         4.4 Shareholders. AVS owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company.

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

         4.5 Corporate Information. Schedule 4.5 contains a list of (a) any name (including, without limitation, any assumed or fictitious name) used by the Company and any Affiliates of the Company that owned or otherwise controlled any portion of the Purchased Inventory during the last five (5) years (including, but not limited to Caribe Aviation, Inc. and Aerocell Structures, Inc. and their respective Subsidiaries), in each case, since the date of its organization (a "Purchased Inventory Affiliate"), (b) any merger or business acquisition undertaken by the Company since the date of its organization, (c) any principal place of business or chief executive office maintained by the Company since the date of its organization, (d) all other offices and places of business maintained by the Company since the date of its organization, and (e) all other locations where the Purchased Inventory is located.

         4.6 No Violation. Except as set forth on Schedule 4.6, none of the execution or delivery of this Agreement or the Asset Purchase Agreement by the Company or AVS, the performance by the Company or AVS of their respective obligations hereunder or under the Asset Purchase Agreement or the consummation by the Company or AVS of the transactions contemplated hereby or under the Asset Purchase Agreement will (i) contravene any provision of the Certificate of Incorporation or Bylaws (or other organizational documents), as amended to date, of the Company or AVS, (ii) violate or conflict with any Legal Requirement or any decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or AVS, except to the extent such violation or conflict would not have a Material Adverse Effect on the Company, the Business or the Purchased Inventory, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Assumed Contract (as such term is defined in the Asset Purchase Agreement), (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of either the Company or AVS, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC filings required to be made by the parties and any filings required to be made by the parties under the HSR Act, if any.

         4.7 Subsidiaries. Except as set forth on Schedule 4.7, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any corporation, partnership, joint venture or other business entity.

         4.8 Financial Statements. The Company and AVS have delivered to KAV (i) the unaudited balance sheets of the Company at December 31, 1998 and 1999 and the related unaudited statements of income of the Company for the fiscal years ended December 31, 1998 and 1999 (the "Annual Financial Statements"), and (ii) the unaudited balance sheet of the Company at June 30, 2000 and the related unaudited statement of income for the six months ended June 30, 2000 (the "Interim Financial Statements", and together with the Annual Financial Statements, the "Financial Statements" (copies of which are attached to Schedule
4.8 hereto). The balance sheet of the Company dated as of June 30, 2000 included in the Interim Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of the

Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated (other than the omission of footnotes thereto which are required to be included therein in accordance with GAAP).

         4.9 Changes Since the Current Balance Sheet Date. Since the date of the Current Balance Sheet, the Company has operated in the Ordinary Course of Business, there has not been a Material Adverse Change in the Company or the Business and, except as set forth on Schedule 4.9, the Company has not (i) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees other than in the Ordinary Course of Business; (ii) sold, leased or transferred any of its properties or assets other than (x) the sale of inventory in the Ordinary Course of Business and (y) the sale of assets other than inventory in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000); (iii) made or obligated itself to make capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate not shown on the Current Balance Sheet (as defined in the Asset Purchase Agreement); (iv) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions outside the Ordinary Course of Business involving in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; (v) suffered any theft, damage, destruction, casualty loss or extraordinary loss, whether or not covered by insurance and whether or not a timely claim was filed with respect thereto, in excess of Fifty Thousand Dollars ($50,000) in the aggregate; (vi) waived, canceled, compromised or released any rights having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate other than in the Ordinary Course of Business; (vii) made or adopted any change in its accounting practice or policies; (viii) made any adjustment to its books or records other than in respect of the conduct of its business activities in the Ordinary Course of Business; (ix) entered into any transaction with any Affiliate other than in the Ordinary Course of Business; (x) entered into any employment or consulting agreement; (xi) imposed any security interest or other Lien on any of the Purchased Inventory; (xii) made or pledged any charitable contributions in excess of Ten Thousand Dollars ($10,000) in the aggregate; (xiii) entered into any other transaction or, to the Knowledge of the Company or AVS, been subject to any event which has or may have a Material Adverse Effect on the Company, the Business or the Purchased Inventory; or (xiv) agreed to do or authorized any of the foregoing.

         4.10 Litigation. Except as disclosed on Schedule 4.10 hereto, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or Threatened by or against the Company or any of the Purchased Inventory or which relates to or questions the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full by the Company or which continue to impose any material obligations on the Company or which may have a Material Adverse Effect on the Company, the Business or the Purchased Inventory.

         4.11 Environmental Matters. Except as set forth in Schedule 4.11:

                  (a) The Company (as defined in clause (g) below) is and has at all times been in compliance with all Environmental Laws (as defined in clause
(g) below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (g) below) and Handling (as defined in clause (g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (g) below) for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

                  (b) There are no non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings pending or Threatened against or involving the Company, or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operations of its business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any continuing obligation on KAV or the Company.

                  (c) The Company has not Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or operated by the Company; or (iii) any site which, pursuant to any Environmental Laws, (x) to the Knowledge of the Company, has been placed on the National Priorities List or its state equivalent, or (y) the United States Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge or Threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or operated by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

                  (d) Schedule 4.11 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company (not including any Affiliates of the Company) on any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company) which have involved the Handling or Discharge of Hazardous Substances.

                  (e) Except as set forth in Schedule 4.11, the Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (e) below) or Underground Storage

Tanks (as defined in clause (e) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or operated by the Company that are required to be registered under applicable Environmental Laws.

                  (f) Schedule 4.11 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, or any third party, relating to or affecting the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company); (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the Knowledge of the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company) which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws;
(iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA (as defined in clause (g) below), or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Company (not including any Affiliates of the Company) or any real property currently or previously owned or operated by the Company (not including any Affiliates of the Company).

                  (g) For purposes of this Agreement (except as otherwise set forth below), the following terms shall have the meanings ascribed to them below:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                  "Company" means the Company and each of its Subsidiaries for purposes of this Section 4.11.

                  "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

                  "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C.ss.1311, et seq.; the Clean Air Act, as amended (42 U.S.C.ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C.ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C.ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C.ss.11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.ss.651, et seq. ("OSHA").

                  "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

                  "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including without limitation, chemicals, compounds, by-products, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws.

                  "Licenses" means all licenses, certificates, permits, approvals and registrations.

                  "Subsidiary" of any Person means any corporation or other entity in which the Person directly or indirectly owns any outstanding voting stock or equity interests.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

         4.12 Good Title to and Condition of Assets. Except as set forth on
Schedule 4.12, the Company has good and marketable title to all of the Purchased Inventory. The Company will as of the Closing Date own the Purchased Inventory free and clear of any Liens (other than Permitted Liens), with full power to sell, transfer and assign the same to KAV free and clear of any Liens. To the Knowledge of the Company and AVS, Schedule 2.1(a) identifies the condition (e.g., serviceable, unserviceable, overhauled or new) of each item of Purchased Inventory.

         4.13 Compliance with Laws. The Company is and has been in compliance with all laws, regulations and orders applicable to it, its properties and assets (in each case, owned or used by it now or in the past), and its business and operations (as conducted by it now and in the past). The Company has not been cited, fined or otherwise notified in writing of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or Threatened.

         4.14     Employee Benefit Plans.

                  (a) Employee Benefit Plans. Schedule 4.14 contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefits plan as defined in Section 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company, AVS, any Affiliate of AVS or by any trade or business, whether or not incorporated, that together with the Company, AVS or any Affiliate of AVS would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate")(the Company, AVS, any Affiliate of AVS and any Company ERISA Affiliate are collectively referred to as the "AVS Group"), for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the AVS Group (the "Employee Benefit Plans"). Schedule 4.14 identifies each plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA. The AVS Group has no liability with respect to any plan, arrangement or practice of the type described in this Section 4.14 other than the Employee Benefit Plans set forth on Schedule 4.14.

                  (b) Compliance with Law. With respect to each Employee Benefit Plan, (i) each has been administered in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, except to the extent that there would be no Material Adverse Effect on the Company, the Business or the Purchased Inventory; (ii) no actions, suits, claims or disputes are pending or Threatened, except for claims for benefits in the normal course of the Plan; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (v) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code that would subject the Company or AVS to any liability.

                  (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to KAV, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been Threatened nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs, except for plan changes required by the Small Business Job Protection Act of 1996 and the Tax Reform Act of 1997; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

                  (d) Multiemployer Plans. None of the Employee Benefit Plans is a multiemployer plan, as described in Section 4001(a)(3) of ERISA.

                  (e) Welfare Plans. (i) The AVS Group is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required by applicable law; (ii) the AVS Group has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and Part 6 of Title I of ERISA ("COBRA") and has complied with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iii) AVS and the Company will be responsible for the continued compliance of COBRA and HIPAA with respect to any Employee Benefit Plan and all current, future and former employees of the AVS Group covered thereby; and (iv) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. Except as set forth on Schedule 4.14, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual under any Employee Benefit Plan.

                  (f) Controlled Group Liability. Neither the AVS Group nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or
(o), (i) has ever terminated or withdrawn from any employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code
Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                  (g) Other Liabilities. (i) None of the Employee Benefit Plans obligates the Company or AVS to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" of the Company (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company or AVS as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company or AVS.

                  (h) Nothing expressed or implied in this Agreement shall obligate KAV to continue to employ any of the Company's employees following the Closing or interfere with the right of KAV to modify the position or terms of employment of any employee that is employed by KAV following the Closing.

                  (i) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for AVS or the Company.

                  (j) KAV will not suffer any loss, cost or liability as a result of any claim that the AVS Group or any entity that would be aggregated with the AVS Group under Code Section 414(b), (c), (m) or (o), has not complied with the provisions of this Section 4.14 with respect to each Employee Benefit Plan maintained by any such entity.

         4.15 Tax Matters. All Tax Returns required to be filed on or prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations, have been timely filed where required to be filed (including applicable extension periods), each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate. All Taxes due and payable by or with respect to the Company have been fully and timely paid or are accrued on the Current Balance Sheet and adequate reserves or accruals for Taxes have been provided in its books and records with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. Except as set forth on Schedule 4.15: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or Threatened against or with respect to the Company regarding Taxes; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (vi) the Company is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (vii) there are no Taxes due or owing or which may become due or owing by the Company for or on account of any period for which Tax Returns have been filed, except as reflected on the Current Balance Sheet;
(viii) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxes assessed by such jurisdiction; and (ix) the Company has withheld and paid to the appropriate Governmental Authorities all Taxes required to be withheld and paid in connection with payments made to other parties on a timely basis and in accordance with all applicable laws.

         4.16 Insurance. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. Through the Closing Date, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies, except where such failure does not have a Material Adverse Effect on the Company, the Business or the Purchased Inventory. Schedule 4.16 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to KAV) and (ii) a description of each pending claim under any of the Insurance Policies for an amount in excess of $10,000 that relates to loss or damage to the properties, assets or businesses of any Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         4.17 Relationship with Affiliates. Except as set forth on Schedule 4.17, no officer or director of the Company, nor any Familial Affiliate has any interest in any Purchased Inventory.

         4.18 Accuracy of Information Furnished by the Company and/or AVS. No written representation made or written information included in this Agreement, including without limitation, those contained in the various Schedules and Exhibits attached hereto, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein and therein not misleading. Neither the Company nor AVS has omitted to disclose any material fact or information about (a) the Company or any Purchased Inventory Affiliate, (b) the Business, or (c) the Purchased Assets, in any case, that has or could have a Material Adverse Effect on the Business or the Purchased Assets.

         4.19 No Commissions. None of AVS, the Company or any other Affiliate of AVS has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of AVS, the Company or any other Affiliate of AVS.

         NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE OR ANY OTHER PROVISION HEREOF, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT THE COMPANY AND AVS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS ARTICLE IV OR IN ANY TRANSACTION DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED INVENTORY AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT KAV IS PURCHASING ALL OF THE PURCHASED INVENTORY ON AN "AS-IS" AND "WHERE-IS" BASIS. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules attached hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to KAV or any of its Affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of AVS or the Company.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business by the Company Pending the Closing. AVS and the Company covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business. By way of amplification and not limitation, the Company shall not (and AVS shall not permit the Company to), between the date of this Agreement and the Closing Date, except as set forth in Schedule 5.1, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of
Kellstrom:

                  (a) sell, pledge, dispose of, encumber, exchange or lease, or authorize the sale, pledge, disposition, exchange or lease of, or grant of an encumbrance on, any of the Purchased Inventory, except sales of inventory in the Ordinary Course of Business;

                  (b) purchase any inventory having a purchase price in excess of Twenty Thousand Dollars ($20,000) per item and One Hundred Thousand Dollars ($100,000) in the aggregate, other than for purchases of inventory for sale to an Identified Customer;

                  (c) in any way modify or amend any accounting policies or procedures used in the preparation of the Current Balance Sheet; or

                  (d) agree, in writing or otherwise, to take or authorize any of the foregoing actions.

In the event that the Company shall desire to take any action covered by subparagraph (b) above, the Company shall request the consent of KAV on any Business Day by speaking with Zivi Nedivi, Fred Von Husen and Oscar Torres (or any one of them that the Company can reach) in person or by telephone at the telephone numbers set forth in Schedule 5.1(a) and simultaneously confirming such request by e-mail to each such person at the e-mail addresses set forth on
Schedule 5.1(a). In the event that none of the foregoing persons respond to a request made pursuant to such procedures by 11:59 p.m. of the next Business Day, KAV shall be deemed to have granted its consent to such request. In the event that KAV shall respond to any such request (either approving or disapproving of a proposed transaction), it shall thereafter confirm its response by return e-mail to the sender of the e-mail request and if such response shall be a disapproval, it shall include a reason therefor.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         6.2 Compliance with Covenants. At the Closing, the Company and AVS covenant and agree to deliver to KAV the certificates, opinions and other documents required to be delivered to KAV pursuant to Article VII, and KAV covenants and agrees to deliver to the Company the certificates and other documents required to be delivered to the Company pursuant to Article VIII.

         6.3 Cooperation. Each of the parties agrees to use its best efforts to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or deemed advisable pursuant to any law, rule or regulation (including, without limitation, any rules or regulations of any securities exchange upon which the securities of Kellstrom or AVS may be listed or traded) in connection with the transactions contemplated by this Agreement, and to use its best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. AVS and the Company shall, and shall cause the AVS Accountants to cooperate with the Kellstrom Accountants and the KAV Accountants from time to time in connection with any audit of the assets, properties and business of KAV, including, without limitation, the execution and delivery by AVS and the Company of customary audit representation letters.

         6.4 HSR Act and Other Actions. Each of the parties hereto shall (i) make promptly (and in no event later than five (5) Business Days following the execution of this Agreement) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall seek early termination of the applicable waiting period under the HSR Act,
(ii) take all appropriate reasonable actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules and regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for it to consummate the transactions contemplated hereby, (iii) make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it to consummate and make effective the transactions contemplated hereby, (iv) defend all lawsuits or other legal proceedings brought against it which challenge this Agreement or the consummation of the transactions contemplated hereby, and (v) take all actions necessary or advisable to lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby. The filing fees associated with the required filings by KAV under the HSR Act shall be split between AVS and the Company, on the one hand, and Kellstrom on the other hand.

         6.5 Confidentiality; Publicity. No party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof and no party hereto shall issue any press release or other public announcement related to this Agreement or the transactions contemplated hereby, in each such case, except (a) with the prior approval of the other parties, (b) if such party believes in good faith such disclosure to be required by law or by the terms of any listing agreement with or requirements of a securities exchange upon which its securities may be listed or traded or (c) if such disclosure relates to any legal proceeding involving Kellstrom, KAV, the Company or AVS; provided, however, that each party shall use commercially reasonable efforts to coordinate with the other parties in making any public disclosure pursuant to clause (b) of this sentence.

         6.6 Access to Information. From the date hereof to the Closing Date, the Company and AVS shall (and shall cause their directors, officers, employees, auditors, counsel and agents to) afford Kellstrom and KAV and Kellstrom's and KAV's officers, employees, auditors, counsel and agents access during normal business hours to their properties, offices and other facilities, to their officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested; provided, however, that any such access shall be arranged so as not to interfere unnecessarily with the operation of the Business.

         6.7 Notification of Certain Matters. The Company and AVS shall give prompt written notice to KAV of any information, fact or circumstance which could cause any representation or warranty contained herein made by the Company or AVS to be untrue or inaccurate, or any covenant, condition or agreement contained herein applicable to it not to be complied with or satisfied. KAV shall give prompt written notice to AVS and the Company of any information, fact or circumstance which could cause any representation or warranty contained herein made by KAV to be untrue or inaccurate, or any covenant, condition or agreement contained herein applicable to it not to be complied with or satisfied.

         6.8 Additional Covenants. In order to assure that KAV will realize the benefits of the transactions contemplated hereby, each of AVS and the Company, jointly and severally, agree that it will not, and will cause its Subsidiaries not to at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain any confidential or proprietary information or records of KAV in their possession or any Confidential Information other than as permitted by the terms of the Cooperation Agreement and the Consignment Agreement. The Company and AVS agree and acknowledge that the restrictions contained in this Section 6.8 are reasonable in scope and duration and are necessary to protect KAV after the Closing Date. The parties agree and acknowledge that the breach of this Section 6.8 will cause irreparable damage to KAV for which monetary damages will not be adequate, and upon breach (or threatened breach) of any provision of this Section 6.8, KAV shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post a bond or other security or prove special damages; provided, however, that this shall in no way limit any other remedies which KAV may have (including, without limitation, the right to seek monetary damages). If any provision of this Section 6.8, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, the scope of activity or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. AVS and the Company hereby agree that KAV may assign, without limitation, the foregoing restrictive covenants to any successor to or Affiliate of KAV.

         6.9 No Other Discussions. From the date hereof until the Closing Date, neither the Company or AVS nor any of their respective Affiliates, employees, agents representatives shall (a) solicit, encourage, consider or accept any offer from any Person to acquire all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company, (b) participate in any negotiations or discussions with any other Person concerning the sale of all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company, (c) provide any non-public information about the Company (other than to the Company's lenders or advisors or KAV and its agents and consultants as provided herein), (d) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing, or (e) otherwise cooperate in any way with, or assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets (other than in the case of inventory, in the Ordinary Course of Business) of or any interest in the Company. The Company and AVS shall immediately notify KAV in writing of any such inquiry or proposal which any of the Company or AVS may receive with respect to the foregoing transactions, including the terms and identity of the inquirer or offeror.

         6.10 Delivery of Purchased Inventory Received After Closing. From and after the Closing, KAV shall have the right and authority to collect, for the account of KAV, all items which shall be transferred or are intended to be transferred to KAV as part of the Purchased Inventory as provided in this Agreement. Each of the Company and AVS agree that they will transfer or deliver to KAV, promptly after the receipt thereof, any Purchased Inventory which AVS or the Company receives after the Closing Date.

         6.11 KAV Appointed Attorney for the Company. Effective at the Closing Date, the Company hereby constitutes and appoints KAV and its successors and assigns, its true and lawful attorney, in the name of the Company but for the benefit and at the expense of KAV to take any and all actions which KAV may deem necessary in order to provide for KAV the benefits of any of the Purchased Inventory if (i) the Company shall be party to any merger transaction in which it is not the surviving corporation; (ii) the Company shall be liquidated or dissolved; (iii) any court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or the whole or any substantial part of the properties of the Company or approve a petition filed against the Company seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state, or if there is commenced against the Company any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state, or (iv) it shall be required to comply with any Legal Requirement; provided, however, KAV shall not exercise any such power-of-attorney unless it shall have first requested that the Company or any successor thereto take such actions and five (5) Business Days shall have passed without such actions having been taken. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. KAV shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest and penalties in respect thereof.

         6.12 Execution of Further Documents. The Company and AVS shall from and after the Closing execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by KAV to convey and transfer to and vest in KAV and protect its right, title and interest in all of the Purchased Inventory and to carry out the transactions contemplated by this Agreement.

         6.13 Execution of Non-Competition Agreement. Prior to or at Closing, KAV, Kellstrom, the Company and AVS shall enter into that certain
Non-Competition Agreement in the form attached hereto as Exhibit H.

         6.14 Transfer of Affiliate Inventory. Prior to or at Closing, AVS shall cause (a) Caribe Aviation, Inc. and its Subsidiaries to transfer to the Company the inventory set forth on Schedule 6.14(a), and (b) Aerocell Structures, Inc. and its Subsidiaries to transfer to the Company the inventory set forth on
Schedule 6.14(b).

                                   ARTICLE VII

                      CONDITIONS TO THE OBLIGATIONS OF KAV

         The obligations of KAV to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by KAV:

         7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company and AVS contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and AVS shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and AVS shall have delivered to KAV a certificate, dated as of the Closing Date, duly signed by their respective President and Chief Financial Officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 No Material Adverse Change or Destruction of Purchased Inventory. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Purchased Inventory, and (ii) none of the Purchased Inventory shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), which damage may have a Material Adverse Effect on the Purchased Inventory taken as a whole thereon, and there shall have been delivered to KAV a certificate to that effect, dated the Closing Date and duly signed by their respective President and Chief Financial Officer to that effect.

         7.3 Corporate Certificate. The Company and AVS shall have delivered to KAV (i) copies of the Certificate of Incorporation and Bylaws of each of the Company and AVS as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and the shareholders of the Company, and by the Board of Directors of AVS, authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing for the Company and AVS issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by their respective Secretary, as applicable, as being true, correct and complete.

         7.4 Opinion of Counsel. KAV shall have received an opinion, dated as of the Closing Date, from counsel for the Company and AVS addressed to KAV, Kellstrom and the lenders party to the Senior Credit Facility in the form attached hereto as Exhibit I.

         7.5 Consents. The Company, AVS and KAV shall each have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any of their respective rights or obligations from any Person from whom such consent or waiver is required under the HSR Act or any other Legal Requirement.

         7.6 No Adverse Litigation. There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

         7.7 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

         7.8 Consignment Agreement. The Consignment Agreement shall have been executed and delivered by Kellstrom.

         7.9 Delivery of Purchased Inventory. The Company shall have duly executed and delivered to KAV a Bill of Sale and Assignment and such other instruments of transfer of title as are reasonably necessary in the opinion of KAV to transfer to KAV good and marketable title to the Purchased Inventory, in each case, in form and substance satisfactory to KAV, and shall deliver to KAV immediate possession of the Purchased Inventory free and clear of any Liens (other than Permitted Liens).

         7.10 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall have been consummated contemporaneously with the transactions contemplated hereby.

         7.11 Purchase Price Allocation Certificate. The Company shall have executed and delivered to KAV a Purchase Price Allocation Certificate which complies with Section 2.6 and is reasonably acceptable to KAV.

         7.12 KAV Financing. KAV shall have consummated the loan transaction with Bank of America upon the terms set forth in the commitment letter attached hereto as Exhibit J (the "Bank of America Commitment Letter") and such other terms and conditions as shall be reasonably acceptable to AVS and Kellstrom.

         7.13 Transfer of Affiliate Inventory. The Company shall provide KAV evidence that the transfers of inventory contemplated in Section 6.14 shall have been consummated.

         7.14 Non-Competition Agreement. The Non-Competition Agreement shall have been executed and delivered by Kellstrom, AVS and the Company.

         7.15 Dealer Registration/Sales Tax Exemption. KAV shall have registered as a dealer (or equivalent) in the States of Florida, Oklahoma and Texas and delivered to the Company a valid resale certificate or other evidence of exemption from sales tax for the purchase of the Purchased Inventory.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF

                               THE COMPANY AND AVS

         The obligations of the Company and AVS to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company or AVS:

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of KAV contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. KAV shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date. KAV shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by its President and Chief Financial Officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

         8.2 Corporate Certificate. KAV shall have delivered to the Company and AVS (i) copies of resolutions adopted by the Members of KAV authorizing the transactions contemplated by this Agreement, and (ii) a certificate of good standing for KAV issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) Business Days prior to the Closing Date, certified in the case of subsection (i) of this Section as of the Closing Date by the Secretary of KAV as being true, correct and complete.

         8.3 Purchase Price. KAV shall have paid to the Company the Closing Date Payment.

         8.4 No Adverse Litigation. There shall not be pending any action or proceeding by or before any court or other governmental body, other than those set forth on Schedule 8.4, which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

         8.5 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

         8.6 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall have been consummated contemporaneously with the transactions contemplated hereby.

         8.7 Consent of AVS Senior Lenders. AVS shall have received any consent required to be obtained from its lenders under (a) that certain Fourth Amended and Restated Credit

Agreement dated May 31, 2000, as amended, between AVS and Citicorp USA, Inc., as Agent, and (b) that certain Participation Agreement dated as of December 17, 1998, as amended, by and among AVS, as construction agent, AVS, as lessee, First Security Bank, National Association, not individually, except as expressly stated therein, but solely as Owner trustee under the Aviation Sales Trust 1998-1, the various banks and other lending institutions which parties thereto from time to time, as the holders, and the various banks and other lending institutions which are parties thereto from time to time, as the lenders, and NationsBank, National Association, as Administrative Agent for the lenders, as amended.

         8.8 Purchase Price Allocation Certificate. KAV shall have executed and delivered to the Company a Purchase Price Allocation Certificate which complies with Section 2.6 and is reasonably acceptable to the Company.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 Agreement by the Company and AVS to Indemnify. The Company and AVS, jointly and severally, agree to indemnify and hold KAV and each of its officers, managers, members, employees, attorneys and Affiliates (each an "KAV Indemnified Party" and collectively the "KAV Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, counsel and paralegal fees and expenses) incurred or suffered by any of the KAV Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by the Company and AVS (or either of them) in or pursuant to this Agreement (including the schedules hereto and any certificates executed and delivered by the Company or AVS (or either of them) pursuant hereto or in connection herewith), (ii) any breach of a covenant or agreement made by the Company and AVS (or either of them) in or pursuant to this Agreement, (iii) any inaccuracy in any statement made by the Company or AVS in any certificate, instrument or other document delivered by the Company or AVS pursuant to or in connection with this Agreement, (iv) any liabilities of AVS or the Company (whether or not disclosed in this Agreement or disclosed, referenced or incorporated by reference in any of the schedules hereto), including without limitation, any liability for Taxes (collectively, "KAV Indemnifiable Damages"). Notwithstanding the foregoing provisions or anything contained herein to the contrary, no claim for KAV Indemnifiable Damages shall be asserted by the KAV Indemnified Parties until the aggregate of all KAV Indemnifiable Damages (including, without limitation, arising from a breach of the representations and warranties contained in the last sentence of Section 4.12) exceeds Five Hundred Thousand Dollars ($500,000) (the "KAV Indemnification Threshold"), at which time the KAV Indemnified Parties shall be entitled to the aggregate amount by which the KAV Indemnifiable Damages exceeds Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing provisions or anything contained herein to the contrary, no claim for KAV Indemnifiable Damages arising from a breach of the representations and warranties of the Company and AVS contained in the last sentence of Section 4.12 shall be asserted by the KAV Indemnified Parties until the aggregate of all KAV Indemnifiable Damages arising from breaches thereof exceeds Five Hundred Thousand Dollars ($500,000) ("KAV Condition Indemnification Threshold"), at which time the KAV Indemnified Parties shall only be entitled to the aggregate amount by which the KAV Indemnifiable Damages arising from a breach of the representations and warranties contained in the last sentence of Section 4.12 exceeds Five Hundred Thousand Dollars ($500,000). Notwithstanding anything to the contrary set forth herein, the total KAV Indemnifiable Damages for which the Company and AVS, in the aggregate, shall be liable hereunder shall not exceed the Purchase Price (the "KAV Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the KAV Indemnification Threshold, the KAV Condition Indemnification Threshold and the KAV Indemnification Cap shall not apply and there shall be no limitation or restriction whatsoever on the liability of the Company or AVS under this Article IX for KAV Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (i) any KAV Indemnifiable Damages arising under subsections (ii) or (iv) of this Section 9.1 above, (ii) a breach of any covenant or agreement of the Company or AVS, (iii) a breach of any one or more of the representations or warranties set forth in Section 4.1, Section 4.2,
Section 4.3, Section 4.11, the first two sentences of Section 4.12 or in Section 4.15, or (iv) any act of fraud in connection with the execution, delivery or performance of this Agreement, including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement.

         9.2 Agreement by KAV to Indemnify. KAV agrees to indemnify and hold the Company and AVS and their respective officers, directors, shareholders, employees, attorneys and Affiliates (each a "Company Indemnified Party" and together the "Company Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable counsel and paralegal fees and expenses) incurred or suffered by any of the Company Indemnified Parties arising out of or resulting from (i) any breach of a representation or warranty made by KAV in or pursuant to this Agreement (including the schedules hereto and any certificates executed and delivered by KAV pursuant to or in connection herewith), (ii) any breach of a covenant or agreement made by KAV in or pursuant to this Agreement, and (iii) any inaccuracy in any statement made by KAV in any certificate, instrument or other document executed and delivered by KAV pursuant to or in connection with this Agreement (collectively, "Company Indemnifiable Damages"). Notwithstanding the foregoing provisions or anything contained herein to the contrary, (a) no claim for Company Indemnifiable Damages shall be asserted by the Company Indemnified Parties until the aggregate of all Company Indemnifiable Damages exceeds Five Hundred Thousand Dollars ($500,000) (the "Company Indemnification Threshold"), at which time the Company Indemnified Parties shall be entitled to the aggregate amount by which the Company Indemnifiable Damages exceeds Five Hundred Thousand Dollars ($500,000). Notwithstanding anything to the contrary set forth herein, the total Company Indemnifiable Damages for which KAV shall be liable hereunder shall not exceed the Purchase Price (the "Company Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the Company Indemnification Threshold and the Company Indemnification Cap shall not apply and there shall be no limitation or restriction whatsoever on the liability of KAV under this Article IX for Company Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following: (i) any Company Indemnifiable Damages arising under subsection (ii) of this Section 9.2 above, (ii) a breach of any covenant or agreement by KAV contained in this Agreement, (iii) a breach of any one or more of the representations or warranties set forth in

Section 3.1, Section 3.2 or Section 3.3, or (iv) any act of fraud in connection with the execution, delivery or performance of this Agreement including, without limitation, any fraudulent representation or warranty made in or pursuant to this Agreement.

         9.3 Survival of Representations and Warranties. Each of the representations and warranties made by the parties in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated hereby as follows: (i) the representations and warranties made by KAV in Section 3.1,
Section 3.2 and Section 3.3 shall survive indefinitely, (ii) the representations and warranties made by AVS and the Company in Section 4.1, Section 4.2, Section 4.3, Section 4.12 and Section 4.15 shall survive indefinitely, and (iii) all other representations and warranties shall expire on the last day of the twenty-first (21st) full calendar month following the Closing Date; provided, however, that in the case of Section 9.3(iii), if any Person shall acquire all of the issued and outstanding shares of capital stock of AVS or AVS shall merge with any Person other than an Affiliate of AVS in a transaction in which AVS is not the surviving entity on or prior to the last day of the eighteenth (18th) full calendar month following the Closing Date, the representations and warranties covered by Section 9.3(iii) shall expire on the later of (i) the last day of the eighteenth (18th) full calendar month following the Closing Date, or
(ii) the thirty-first (31st) day following written notice of the consummation of such a transaction is provided to KAV by AVS. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. No claim for the recovery of any KAV Indemnifiable Damages or Company Indemnifiable Damages with respect to the representations and warranties in this Agreement may be asserted by any of the parties after such representations and warranties shall expire in accordance with the terms of this Agreement; provided, however, that claims for KAV Indemnifiable Damages or Company Indemnifiable Damages first asserted with reasonable specificity within the applicable period shall not thereafter be barred.

         9.4 Third Party Actions.

                  (a) For the purpose of this Section 9.4, the term "Indemnifiable Damages" means KAV Indemnifiable Damages or Company Indemnifiable Damages, as the context requires, the term "Indemnified Party" means the KAV Indemnified Parties or the Company Indemnified Parties, as the context requires, and the term "Indemnifying Party" means the party (KAV or the Company or AVS) against whom a claim for Indemnifiable Damages is to be made.

                  (b) If any claim or action shall be commenced or asserted against an Indemnified Party which, if successful, could give rise to Indemnifiable Damages, the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim or action (provided that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations except where, and solely to the extent that, the failure to provide such notice actually and materially prejudices the rights of the Indemnifying Party). Upon receipt of written notice of any such claim or action, the Indemnifying Party shall have the option to assume the defense thereof by providing written notice of such election to the Indemnified Party within ten (10) Business Days after receipt of written notice of any such claim or action (an "Indemnification Notice"). If the Indemnifying Party shall elect to assume the defense of any claim or action by the delivery of an Indemnification Notice within such ten (10) Business Day period, then, subject to the terms set forth below, (i) the Indemnifying Party shall have the right to assume and control the defense of the claim or action , (ii) the Indemnified Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to the claim or action. If the Indemnifying Party states in an Indemnification Notice that it will not assume the defense of the claim or action, or if the Indemnifying Party fails to provide the Indemnified Party with an Indemnification Notice within such ten (10) Business Day period, then (i) the Indemnified Party shall have the right to assume and control the defense of the claim or action, (ii) the Indemnifying Party may at its own cost and expense participate in (but not control) the defense thereof, and (iii) the Indemnifying Party shall be responsible for any Indemnifiable Damages (including, without limitation, the costs incurred by the Indemnified Party in the defense thereof) relating to the claim or action subject to and in accordance with the terms and conditions set forth in this Agreement. If the Indemnifying Party provides, within such ten (10) Business Day period, an Indemnification Notice stating that it shall assume the defense of the claim or action, then the Indemnifying Party shall, at its own cost and expense, diligently defend such claim or action, and the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of Sections 9.1 or 9.2 for any related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the defendants in any action include both the Indemnified Party and the Indemnifying Party and there is a conflict of interest as reasonably determined by counsel for the Indemnifying Party which would prevent such counsel from also representing the Indemnified Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or shall have failed to diligently defend such action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Section 9.4, the Indemnifying Party shall have no right to settle or compromise any action for which it has assumed the defense to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party or otherwise provides for any continuing obligations of any nature against the Indemnified Party or loss of rights of the Indemnified Party, and nothing stated in this Section 9.4 shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party all Indemnifiable Damages (other than such related counsel and paralegal fees and expenses) pursuant to Section 9.1 or Section 9.2. With respect to any such third party action, the parties agree to provide each other with all material information that they request relating to the handling of such matter. The parties shall reasonably cooperate with one another in furtherance of resolving any claims for which indemnification is sought hereunder. No Indemnified Party shall settle, compromise, pay or discharge, any Indemnifiable Claim without the prior written consent of the Indemnifying Party, so long as the Indemnifying Party is diligently defending same in accordance with this
Section 9.4. An Indemnified Party shall not unreasonably withhold its consent to a settlement of a matter.

         9.5 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude any indemnified party from asserting any other right, or seeking any other remedies against any indemnifying party.


                                    ARTICLE X

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties; or

                  (b) by KAV in the event of a material breach by the Company or AVS of any provision of this Agreement which material breach is not cured within thirty (30) days of the delivery to the Company and AVS of written notice thereof from KAV or which breach by its nature cannot be cured prior to Closing; or

                  (c) by the Company and AVS in the event of a material breach by KAV of any provision of this Agreement which material breach is not cured within thirty (30) days of the delivery to KAV of written notice thereof from the Company and AVS or which breach by its nature cannot be cured prior to Closing; or

                  (d) by any party in the event that the Closing shall not have occurred on or prior to the sixtieth (60th) day following the date of this Agreement; provided, however, that the failure of the Closing to occur by such date shall not have been the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; and provided further that any party shall have the right to extend such date for up to an additional thirty (30) days upon written notice to the other parties in the event that the only then-unsatisfied condition to Closing is the receipt of one or more consents required to be delivered pursuant to Section 7.5 or the expiration or termination of any applicable HSR Act waiting period as required pursuant to Sections 7.7 and 8.5.

This Agreement shall automatically terminate without action by any party if the Asset Purchase Agreement shall terminate or be terminated for any reason.

         10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations and liabilities hereunder; provided, however, that (a) nothing herein shall relieve any party from liability for fraud or any act in the nature of fraud committed in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement, and (b) nothing herein shall relieve any party from any liability for any breach or violation hereof.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      if to KAV to:

                           Kellstrom Industries, Inc.
                           1100 International Parkway
                           Sunrise, Florida 33323
                           Attn:  Zivi R. Nedivi, President
                           Telecopy: (954) 858-2449

                           and to:

                           Aviation Sales Company
                           3601 Flamingo Road
                           Miramar, Florida 33307
                           Attn:  Dale Baker, Chairman
                           Telecopy:  (954) 538-6775

                           with a copy to:

                           Akerman, Senterfitt & Eidson, P.A.
                           350 East Las Olas Boulevard, Suite 1600
                           Fort Lauderdale, Florida 33301
                           Attn:  Bruce I. March, Esq.
                           Telecopy:  (954) 463-2224

                           and to:

                           Boyar & Miller
                           4265 San Felipe, Suite 1200
                           Houston, Texas 77027
                           Attn: J. William Boyar, Esq.
                           Telecopy:  (713) 552-1758

                   (b)     if to the Company and/or AVS to:

                           Aviation Sales Company
                           3601 Flamingo Road
                           Miramar, Florida 33307
                           Attn:  Dale Baker, Chairman
                           Telecopy:  (954) 538-6775

                           with a copy to:

                           Boyar & Miller
                           4265 San Felipe, Suite 1200
                           Houston, Texas 77027
                           Attn: J. William Boyar, Esq.
                           Telecopy:  (713) 552-1758

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

         11.2 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and the other documents delivered pursuant hereto and thereto contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The exhibits and schedules constitute a part of the document to which they are attached as though set forth in full thereon. Notwithstanding anything to the contrary in this Agreement, any matter, fact, event or other information expressly and specifically set forth in any Schedule attached to this Agreement shall be deemed disclosed in all Schedules to this Agreement.

         11.3 Expenses.

         (a) Except as otherwise provided herein, AVS shall pay the fees and expenses incurred by it and the Company, including accounting and counsel fees, incurred in connection with this Agreement and the transactions contemplated hereby, and KAV shall pay its own fees and expenses, including accounting and counsel fees, incurred in connection with this Agreement and the transactions contemplated hereby.

         (b) The parties acknowledge that while KAV is obligated to make certain payments hereunder, the ability of KAV to make such payments will be limited by certain covenants contained in the Senior Credit Facility.

         11.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided herein, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, which they may have against each other.

         11.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, executors, personal representatives, trustees, guardians, attorneys-in-fact, successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the non-assigning or non-delegating parties; provided, however, that notwithstanding anything to the contrary contained in this Agreement, KAV may assign any or all of its rights and privileges under this Agreement to its lenders from time to time, without the consent of the Company or AVS, provided that any such assignee shall take such assignment subject to all of the terms, conditions and limitations set forth in the Agreement. Notwithstanding anything to the contrary set forth herein, Kellstrom shall be an intended third party beneficiary of this Agreement and shall be entitled to enforce any rights granted to it or KAV under this Agreement if it were a party hereto; provided, however, that such rights are subject to and subordinate to the rights of the agent and the lenders as collateral assignees under the Senior Credit Facility.

         11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

         11.7 Interpretation. Any reference made in this Agreement to an article, section, paragraph, clause, schedule or exhibit shall be deemed to be to the referenced article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement and on the exhibits and schedules hereto are for reference purposes only and shall in no way affect in any way the meaning or interpretation of this Agreement or the exhibits or schedules hereto. Time shall be of the essence in this Agreement.

         11.8 Severability. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this

Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         11.9 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. Any suit, action or proceeding against KAV, the Company or AVS arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Broward County, Florida or in the U.S. District Court for the Southern District of Florida and each party hereby irrevocably (a) accepts and consents to the exclusive personal jurisdiction of such courts for the purpose of any suit, action or proceeding,
(b) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in such courts, (c) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum, and (d) agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court.

         11.10 Arm's Length Negotiations. Each party hereto expressly agrees that (a) before executing this Agreement, it has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) it has relied solely and completely upon its own judgment in executing this Agreement; (c) it has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) it has acted voluntarily and of its own free will in executing this Agreement; (e) it is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                  KAV INVENTORY, LLC, a limited liability
                                  company organized under the laws of the
                                  State of Delaware



                                  By: /s/ Zivi R. Nedivi
                                      ------------------------------------------
                                        Zivi R. Nedivi, Manager


                                  By: /s/ Oscar Torres
                                      ------------------------------------------
                                        Oscar Torres, Manager


                                  By: /s/ Benito Quevedo
                                      ------------------------------------------
                                        Benito Quevedo, Manager


                                  By: /s/ Michael Brant, Manager
                                      ------------------------------------------
                                        Michael Brant, Manager


                                  AVIATION SALES COMPANY, a Delaware
                                  corporation

                                  By: /s/ Dale S. Baker
                                      ------------------------------------------
                                       Dale S. Baker
                                       Chairman and Chief Executive Officer



                                  AVIATION SALES DISTRIBUTION
                                  SERVICES COMPANY, a Delaware corporation

                                  By: /s/ Benito Quevedo
                                      ------------------------------------------
                                       Benito Quevedo
                                       President

                                     JOINDER

     Kellstrom Industries, Inc. hereby joins in the foregoing Inventory Purchase Agreement solely for purpose of agreeing to be bound by the provisions expressly applicable to it and agrees that its consent shall not be required for any amendment of the Inventory Purchase Agreement unless such amendment affects any provision expressly applicable to it.

                                     KELLSTROM INDUSTRIES, INC.


                                     By: /s/ Zivi R. Nedivi
                                        ---------------------------------------
                                          Zivi R. Nedivi
                                          President and Chief Executive Officer